UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2016

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South James M. Campbell Blvd. Columbia, Tennessee		38401
(Address of principal executive offices)		(Zip Code)

(931) 380-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2016, Community First, Inc. (the “Company”) entered into a loan agreement (the “Loan Agreement”) with First Tennesssee Bank National Association (“Lender”) pursuant to which the Company borrowed $4.0 million. Borrowings under the Loan Agreement bear interest at a fixed rate of 4% per annum, with the unpaid principal balance and interest thereon payable over five years in equal quarterly installments of $121,822.39 beginning on April 1, 2017 and continuing for eighteen quarters therafter, with the final payment consisting of the entire remaining unpaid principal balance and all accrued and unpaid interest through such date due on December 14, 2021. The Company may prepay the indebtedness outstanding under the Loan Agreement at any time, but, subject to limited exceptions, if any prepayment is made prior December 20, 2019, the Company must pay the Lender, in addition to the principal amount and any interest thereon being repaid, an additional amount equal to 100% of the present value of the difference between the total amount of interest that would have accrued on the amount being prepaid through the maturity date based on the then current interest rate swap rate (as defined in the promissory note) and the amount of interest that would have accrued on the amount being prepaid through the maturity date based on the original interest rate swap amount (as defined in the promissory note).

Under the terms of the Loan Agreement and a Pledge and Security Agreement entered into in connection with the closing of the transaction, the Company has pledged 100% of the stock of its bank subsidiary, Community First Bank & Trust (the “Bank”), to secure its obligations under the Loan Agreement. The Loan Agreement includes negative covenants that limit, among other things, certain fundamental transactions, additional indebtedness, transactions with affiliates, liens, sales of assets and the Company’s ability to pay dividends at a time when an event of default exists under the Loan Agreement or would result from the payment of such dividends. The Loan Agreement also includes financial covenants related to the Company’s, and in some cases, the Bank’s, capitalization, level of total risk-based capital, return on average assets, loan to value ratio, and the ratio of the Bank’s non-performing assets to the sum of the Bank’s Tier 1 capital and allowance for loan loss reserves.

The Loan Agreement contains other customary affirmative and negative covenants and customary representations and warranties as well as customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross defaults with certain other indebtedness, events of bankruptcy and insolvency, and the institution of certain regulatory enforcement actions against the Company or the Bank. If an event of default occurs and is continuing, the Company may be required (after any applicable cure period, if any) to repay all amounts outstanding under the Loan Agreement immediately.

The foregoing description does not purport to be a complete description of the parties’ rights and obligations under the Loan Agreement. The above description is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On December 20, 2016, a wholly owned subsidiary of the Company acquired $10.0 million in face amount of trust preferred capital securities issued by Community First Stautory Trust III, a statutory trust affiliated with the Company, for a purchase price of approximately $7.5 million. These capital securities were purchased from an unaffiliated investor and remain outstanding.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Loan Agreement dated as of December 20, 2016, by and between Community First, Inc. and First Tennessee Bank National Association, as Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.

By:	/s/ Jon Thompson
Jon Thompson
President and Chief Financial Officer

Date: December 27, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement dated as of December 20, 2016, by and between Community First, Inc. and First Tennessee Bank National Association, as Lender.